 99.1

New Delivery Year
Starts August 30

USPB’s delivery year 2016 will start on August 30, 2015 and continue through August 27, 2016. In preparation for the new delivery year, USPB recently mailed Delivery Period Preference forms to all Class A unitholders. The current year’s preference form needs to be on file in our Kansas City office before cattle can be delivered or delivery rights leased out. USPB also has the right to consider and approve any requested Delivery Period Preference form changes in order to insure an even flow of cattle to National Beef’s plants throughout the year. If you have not received the Delivery Period Preference form, please call our office.

Ownership of Class A units provides unitholders the right, and obligation, to deliver one head of cattle for each Class A unit held. Prior to the start of each delivery year, USPB’s Board sets the minimum delivery requirement and penalty for not delivering. For delivery year 2016, USPB’s Board set the delivery requirement at 90 percent of the number of Class A units owned by each unitholder. The non-delivery penalty remains at $13 per Class A unit. Non-delivery penalties will be assessed at the conclusion of delivery year 2016 on units not delivered upon below the 90 percent requirement.

If unitholders know that they are not going to deliver cattle against some or all of their delivery rights in delivery year 2016, they can request USPB’s assistance in getting them leased to other producers, or you can negotiate privately with another unitholder or Associate. Such unitholders will need to complete a Delivery Authorization Form before the delivery rights can be leased. USPB is now accepting requests from unitholders to lease out delivery year 2016 delivery rights. Effective August 30, the lease rate will be $5 per delivery right, and is subject to change without notice. Producers who intend to lease delivery rights to market cattle through USPB need to complete an Invoice Authorization form.♦

FY 2015 Annual Meeting in
Dodge City

USPB’s fiscal year 2015 annual meeting will be held at the United Wireless Arena & Conference Center in Dodge City, KS on Thursday, March 24, 2016. The format for the meeting has changed to a one-day program. We will now have a late afternoon business meeting, followed by a reception and dinner. Further details will be announced at a later date.♦

Company Files Second
Quarter Results

U.S. Premium Beef has closed its financial records for the second quarter of fiscal year 2015 and has filed the results with the Securities and Exchange Commission. For the second quarter, which ended June 27, 2015, USPB recorded a net loss of $1.8 million compared to net income of $0.1 million during the same period in the prior fiscal year. The net loss in the second quarter brought our year-to-date loss to $7.7 million, which was $2.7 million higher than the loss incurred during the same period in the prior year. The losses incurred are the result of our proportionate share of the losses incurred by National Beef. Despite the losses incurred in recent periods, our balance sheet remains strong, which will enable us to weather the challenges the beef industry is facing as it continues to work through a tough margin environment.

National Beef’s revenues in the second quarter and year-to-date periods decreased in comparison to the same periods in the prior fiscal year, due primarily to lower sales volume, as fewer cattle were processed, which was partially offset by higher selling prices. The change in cost of sales during the 2015 periods compared to the 2014 periods primarily reflects higher cattle prices, which were tempered by lower volumes. As a result, gross margin was compressed and pre-tax results were adversely impacted.♦

Utilizing USPB Leased
Delivery Rights

Leasing USPB Class A delivery rights has proven to be a good strategy for many cattle producers during delivery year 2015. Delivery rights become available for lease when Class A unitholders own more delivery rights than cattle they intend to deliver in a given delivery year. They can be leased by unitholders, and other cattle producers who have been approved as Associates. When available for lease, delivery rights provide unitholders with the opportunity to deliver additional cattle above and beyond the number of delivery rights they currently own. They also provide cattle producers that do not own delivery rights several benefits, including access to quality based grids and carcass data at no additional cost.

...continued on page 2

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Utilizing USPB Leased Delivery Rights	continued from page 1

Quite often, cattle producers that do not currently own delivery rights discover that they too should consider ownership.

The results indicate leasing is a good strategy for those that utilize it. Year-to-date in delivery year 2015, those that have delivered against leased delivery rights have earned average grid premiums of a little more than $51 per head above the cash market. Cattle delivered against leased delivery rights

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 7/20/15 to 8/14/15
(Numbers in Percent)	Base Grid
	All	Top 25%

Yield	64.34	65.15
Prime	3.89	6.00
CH & PR	84.07	85.99
CAB	29.31	30.10
BCP	19.17	19.15
Ungraded	0.90	0.87
Hard Bone	0.22	0.14
YG1	8.20	9.54
YG2	34.62	36.54
YG3	43.32	41.32
YG4	12.59	11.76
YG5	1.11	0.83
Light Weight	0.23	0.10
Heavy Weight	2.06	0.98
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$21.72	$27.06
Yield Benefit	$23.72	$48.66
Yield Grade	-$2.64	-$1.18
Out Weight	-$3.16	-$1.45
Natural	$1.05	$2.54
Total Premium	$40.69	$75.63

during that time period have also performed very well, grading an average of 80% Choice and higher and 26% CAB. Cur-rent dynamics in the beef industry point to the importance of a sound marketing plan for quality based finished cattle. With today’s higher breakevens, grid premiums can make a significant difference in terms of profit or loss on the right quality of cattle. Please call the USPB office for further assistance in leasing delivery rights or if you have any other questions.♦

Qualified Seedstock Suppliers Schedule Fall Sales
Gardiner Angus Ranch Bull Sale	9/28
Gardiner Influence Commercial Female Sale	9/28
Lyons Influence Feeder Calf Sale	10/12 & 10/26
Heartland Simmental and Angus Heifer Sale	10/25
Fink Beef Genetics Bull Sale	10/28
Downey Ranch, Inc. Bull and Female Sale	11/6
Kniebel Farms & Cattle, Inc. Bull and Female Sale	11/6
Dalebanks Angus Bull Sale	11/21

In addition, the following USPB QSS members are selling bulls at private treaty during the Fall:Cow Camp, Inc., Dale-banks Angus, Inc., Gardiner Angus Ranch, Harms Plainview Ranch, McCurry Brothers Angus, Oleen Brothers.♦

C/S Spread Widens Seasonally